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    Exhibit 21.1


    AMERICAN SOFTWARE, INC. SUBSIDIARIES:

          AmQUEST, Inc.

          AMEDIA, Inc.

          American Software, Inc.

          American Software Asia Pacific

          American Software Australia PTY

          American Software Foreign Sales Corporation

          American Software France

          American Software Japan

          American Software Research and Development Corporation

          American Software Thailand

          American Software U.K., Ltd.

          American Software USA, Inc.

          ASI Properties, Inc.

          Distribution Science, Inc. (DSI)

          Intellimedia Commerce, Inc.

          Logility, Inc.

          New Generations Computing, Inc.

          The Proven Method, Inc.